UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. [ ])

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Crexendo, Inc. ®
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A Message from Our Chairman and Chief Executive Officer

Dear Fellow Stockholders,

On behalf of the entire Crexendo Board of Directors, I am pleased to invite you to Crexendo’s 2025 Annual Meeting of Stockholders, which will be held on December 2nd, 2025, at 2:00 p.m. Pacific Time, at the Company’s headquarters located at 1225 W Washington Steet, Suite 213, Tempe, AZ 85288.

As we have done each year, we are furnishing our proxy materials to stockholders primarily over the Internet. This process expedites your receipt of the proxy materials, reduces the cost of the Annual Meeting and conserves natural resources. Stockholders of record as of the close of business on October 6, 2025 will either receive a Proxy Card or a Notice of Internet Availability of Proxy Materials for the Annual Meeting. The notice contains instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2024, and submit your proxy online.

2024 was a transformative year for Crexendo and we continue to make even more strides in 2025. I am profoundly proud and humbled to lead what I know is the best team in the Software as a Service (SaaS) and Unified Communications as a Service (UCaaS) sectors. We take our responsibility to our shareholders, licensees and customers very seriously and I believe our results confirm just that.

We recently surpassed six (6) million users on our award-winning platform. This achievement is not merely a statistic; it is a testament to the dedication of our exceptional team and our industry-leading partners and licensees. We have been recognized in G2's Spring 2025 Reports for outstanding customer service with 18 - 1st place rankings; we are very proud of that as it is based on real end-user feedback. We are also excited that we were the recipient of Frost & Sullivan’s 2024 Competitive Strategy Leadership Award for Excellence in Cloud Communications. This award not only underscores our innovative strategies but also affirms our status as the fastest-growing telecommunications software platform in the industry.

We maintained our streak of achieving GAAP profitability for the 8th consecutive quarter in Q2 2025 as well as non-GAAP net income for the 27th consecutive quarter. These are just some of our more noteworthy accomplishments and we will not rest on our laurels – we will continue to improve and make certain we are providing the best software, customer solutions, and customer support in the industry while working every day to increase stockholder value. The spirit and energy of our employees is what has powered our excellent results, I could not be prouder of our team.

Your vote is important to us. Even if you plan to attend the Annual Meeting, we recommend that you promptly submit your proxy with your voting instructions. You may do this over the Internet, as well as by telephone or mail. Please review the instructions regarding each of these options on your Proxy Card or Notice of Internet Availability of Proxy Materials. Thank you for your continued confidence in Crexendo.

Sincerely,

/s/ JEFFREY G. KORN
JEFFREY G. KORN
Chairman & CEO

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, December 2, 2025
Time:	2:00 p.m. local time
Place:	Crexendo, Inc. Corporate Headquarters
1225 W Washington Street, Suite 213, Tempe, AZ 85288

Matters to be voted on at our 2025 annual meeting of stockholder (the “Annual Meeting”) include:

•	a proposal to elect six (6) directors nominated by our board of directors and named in this proxy statement;

•	To consider and vote upon a proposal for advisory approval of the compensation of the Company’s named executive officers;

•	To consider and vote upon a proposal for advisory approval of the frequency of advisory approval of compensation of the Company’s named executive officers; and

•	a proposal to ratify the appointment of Urish Popeck & Co., LLC as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

The Annual Meeting will also address such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on October 6, 2025 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and during the ten-day period prior to the date of the Annual Meeting at our corporate headquarters at the address above for inspection by stockholders during ordinary business hours for any purpose germane to the Annual Meeting.

By order of our Board of Directors,

By:	/s/ JEFFREY G. KORN
JEFFREY G. KORN
Chairman & CEO

October 16, 2025

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Crexendo, Inc.

_____________________

PROXY STATEMENT

FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

_____________________

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING BY VOTING IN ONE OF THE FOLLOWING WAYS:

(1)	VIA THE INTERNET – GO TO THE WEBSITE DESIGNATED ON THE ENCLOSED PROXY CARD.

(2)	BY TELEPHONE – CALL THE TELEPHONE NUMBER DESIGNATED ON THE ENCLOSED PROXY CARD.

(3)	BY MAIL – COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NEEDED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES.

YOUR PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors (“Board”) of Crexendo, Inc. (“Crexendo” or, the “Company”), for use at the annual meeting of stockholders to be held on Tuesday, December 2, 2025 at 2:00 p.m. local time (the “Annual Meeting”), and at any postponement or adjournment thereof. The Annual Meeting will be held at Crexendo’s corporate headquarters at 1225 W Washington Street, Suite 213, Tempe, AZ, 85288. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

As permitted by the rules adopted by the Securities and Exchange Commission, or SEC, we are making these proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2024, including the financial statements, available to our stockholders electronically via the Internet. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2024 and how to vote will be mailed on or about October 20, 2025, to all stockholders entitled to vote at the meeting. Only stockholders of record at the close of business as of the Record Date are entitled to vote at the Annual Meeting. On the Record Date, there were 30,701,950 shares of common stock issued and outstanding. Our principal executive offices are located at 1225 W Washington Street, Suite 213, Tempe, AZ, 85288. Our telephone number is (602) 714-8500.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote if our records show that you own shares of Crexendo as of October 6, 2025. As of the close of business on October 6, 2025, we had a total of 30,701,950 shares of common stock issued and outstanding, which were held of record by approximately 7,205 stockholders. As of October 6, 2025, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

Stockholders of record as of the Record Date can vote their proxy via one of three ways: (i) internet, (ii) phone or fax, and (iii) by mail. It is not necessary to mail your proxy card if you are voting by internet or phone. If you have questions in regards to your proxy, or need assistance in voting, please contact our independent proxy tabulator, Equinity Trust Company LLC at 866-752-8683, proxy-id@equiniti.com.

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If you submit a proxy using one of the methods described above, your proxy may be revoked at any time prior to its use by: (1) delivering to our secretary a signed notice of revocation or a later dated proxy, (2) attending the meeting and voting in person, or (3) giving notice of revocation of the proxy at the meeting. Attendance at the meeting will not in itself constitute the revocation of a proxy.  Prior to the meeting, any written notice of revocation should be sent to Crexendo, Inc., 1225 W Washington Street, Suite 213, Tempe, AZ, 85288 Attention: Corporate Secretary. Any notice of revocation that is delivered at the meeting should be hand delivered to our corporate secretary before the vote is taken. A stockholder may be requested to present identification documents for the purpose of establishing such stockholder’s identity. The last valid vote you submit chronologically will supersede your prior vote(s).

One or more inspectors of election, duly appointed for that purpose, will count and tabulate the votes cast and report the results of the votes at the meeting to our management. Your vote at the meeting will not be disclosed except as needed to permit the inspector to tabulate and certify the votes, or as is required by law.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by the Internet, telephone, or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Interest of Certain Persons in Matters to Be Acted Upon

No director or executive officer, other than in his role as nominee, director or executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect by security holdings or otherwise, in the matters described herein which, to the extent such director, executive officer or associate of such director or executive officer is a stockholder of the Company, is not shared by all other stockholders pro rata and in accordance with their respective stock ownership interests.

Quorum Requirement; Abstentions and Broker Non-Votes

A quorum is necessary to hold a valid meeting of stockholders. The presence, in person or by proxy, of a majority of the issued and outstanding shares of common stock entitled to vote as of the Record Date constitutes a quorum at the Annual Meeting. Shares that are voted “WITHHELD” or “ABSTAIN”  will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum with respect to any matter, but will not be counted as votes in favor of such matter. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

Proposal I - the Election of Directors, is considered non-routine matters under applicable rules. The election of directors requires a plurality vote of the voting power of the stock issued and outstanding and present in person or by proxy at the meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominations for election as a director.

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Proposal II - Advisory approval of the compensation of the Company’s named executive officers, must receive the affirmative vote of a majority of the voting power of the stock issued and outstanding and present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and, thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal III - Advisory approval of the frequency of advisory approval of compensation of the Company’s named executive officers, must receive the affirmative vote of a majority of the voting power of the stock issued and outstanding and present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and, thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal IV – Ratification of Appointment of Urish Popeck & Co., LLC as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2025, must receive the affirmative vote of a majority of the voting power of the stock issued and outstanding and present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and, thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board:

•	“FOR” the election of the six (6) directors nominated by our board of directors and named in the proxy statement (Proposal I);
•	“FOR” advisory approval of the proposal for compensation of the Company’s named executive officers (Proposal II);
•	“FOR” advisory approval of the frequency of advisory approval of compensation of the Company’s named executive officers (Proposal III); and
•	“FOR” the ratification of appointment of Urish Popeck & Co., LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal IV).

No Dissenters’ Rights

Stockholders of the Company have no rights of appraisal or similar rights of dissenters with respect to any proposal to be voted upon in this Proxy Statement.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Stockholder proposals that are intended to be included in our proxy statement and form of proxy relating to the meeting for our 2026 annual meeting of stockholders must be received by us no later than June 22, 2026 to be considered for inclusion and must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any stockholder who intends to present a proposal at the 2026 annual meeting of stockholders other than for inclusion in the Company’s proxy statement and form of proxy must be submitted no later than September 7, 2026; provided that in the event that the date of the 2026 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of this year’s annual meeting, notice by a stockholder to be timely must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting; or (ii) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

Beneficial Ownership of Shares

The following table sets forth, as of October 6, 2025, the number of shares of our common stock beneficially owned by each of the following persons and groups and the percentage of the outstanding shares owned by each person and group including: (i) each person who is known by us to be the owner of record or beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each director and nominee; (iii) each of our named executive officers; and (iv) all of our current directors and executive officers as a group.

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With respect to certain of the individuals listed below, we have relied upon information set forth in statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Except as otherwise noted below, the address of each person identified in the following table is c/o Crexendo, Inc., 1225 W Washington Street, Suite 213, Tempe, Arizona, 85288.

Name of Beneficial Owner	Shares Owned	Number of Outstanding Options and RSUs (1)	Total Beneficial Ownership (2)	Percent of Class Beneficially Owned
NEO's and Directors
Steven G. Mihaylo (3)	11,297,565	218,109	11,515,674	37.2%
Anand Buch	563,042	32,979	596,021	1.9%
David Wang	451,665	29,999	481,664	1.6%
Doug Gaylor	242,732	232,277	475,009	1.5%
Jeffrey G. Korn	249,979	201,111	451,090	1.5%
Ron Vincent	190,406	177,367	367,773	1.2%
Jeffrey P. Bash	248,963	118,375	367,338	1.2%
Todd A. Goergen (4)	235,352	108,375	343,727	1.1%
Jon Brinton	116,433	180,833	297,266	1.0%
David Williams	34,134	120,875	155,009	*
Anil Puri	49,818	103,375	153,193	*
Kevin Jackson	-	16,875	16,875	*
L. Jasmine Kim	-	16,875	16,875	*
All current directors and executive officers as a group (13 persons)	13,680,089	1,557,425	15,237,514	47.2%

*	Less than one percent.

(1)	Reflects options that will be exercisable or vested, as the case may be, as of October 6, 2025, or within 60 days thereafter.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC, based upon 30,701,950 shares of common stock outstanding on October 6, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following October 6, 2025 and restricted stock units that are scheduled to vest within 60 days of October 6, 2025 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name.

(3)

Shares owned consists of 4,647,192 shares held personally, 6,570,373 shares in The Steven G. Mihaylo Trust dated August 19, 1999, as amended, of which Steven G. Mihaylo is the Trustee, 80,000 shares in The Steven Mihaylo and Lois Mihaylo Foundation.

(4)	Shares owned consists of 53,510 shares held personally and 181,842 shares held by his family’s private equity firm Ropart Asset Management FD II LLC.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on a review of reports and representations submitted to us, all reports regarding beneficial ownership of our securities required to be filed under Section 16(a) for the year ended December 31, 2024 were timely filed, except for the following.

1.	Mr. Jackson’s Form 4 reporting the March 5, 2024 stock option grant was not filed timely due to a delay in obtaining SEC registration codes. The Form 4 was subsequently filed on August 14, 2024.
2.	Ms. Kim’s Form 4 reporting the March 5, 2024 stock option grant was not filed timely due to a delay in obtaining SEC registration codes. The Form 4 has not been filed to date.
3.	Mr. Wang’s August 15, 2024 Form 4 was not filed timely due to administrative error. The Form 4 was subsequently filed on August 20, 2024.
4.	Mr. Buch’s August 15, 2024 Form 4 was not filed timely due to administrative error. The Form 4 was subsequently filed on August 20, 2024.

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———————

PROPOSAL I

ELECTION OF DIRECTORS

———————

At the meeting, five Class I directors are to be elected for a two year term ending at the 2027 annual meeting of our stockholders and one Class II directors are to be elected for a one year term ending at the 2026 annual meeting of our stockholders, or until each of their respective successors has been duly elected and qualified. Our bylaws provide for a classified board (also known as a “staggered board”), with the directors normally serving a two-year term. One-half of the directors are elected at each annual meeting of stockholders. The Class I directors elected at the meeting will serve until our 2027 annual meeting of stockholders and the Class II director elected at the meeting will serve until our 2026 annual meeting of stockholders.

We intend that valid proxies received will be voted, unless contrary instructions are given, to elect the nominees named above to serve as Class I and Class II directors. Should any nominee decline or be unable to accept such nomination to serve as a director, an event that we do not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number of or for substitute nominees designated by our Board, to the extent consistent with our Bylaws.

Nominees

Our Nominating Committee and Board have nominated the following individuals to serve as Class I and Class II directors until our 2026 and 2027 annual meeting of stockholders or until his respective successor is elected. Each of the nominees has agreed to be named in this Proxy Statement and to serve if elected.

Name	Age	Class/Term
Current Directors
Todd Goergen	53	I/2027
Kevin Jackson	62	I/2027
Jeffrey G. Korn	68	I/2027
Steven G. Mihaylo	81	I/2027
David Williams	70	I/2027
New Director Nominee
Chris McKee	56	II/2026

VOTE REQUIRED; RECOMMENDATION OF OUR BOARD OF DIRECTORS

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board. Abstentions and broker non-votes will have no effect on the election of directors.

Nominees for election as members of the Board who receive the highest number of votes, up to the number of directors to be chosen, shall stand elected; an absolute majority of the votes cast is not a prerequisite to the election of any nominee to the Board, nor is it a prerequisite to election for a nominee to receive more affirmative votes than authority withheld votes. A proxy that withholds authority with respect to the election of any or all nominees will be counted for purposes of determining whether there is a quorum, but, with respect to any specific nominee, will not be considered to have been voted for such nominee. Broker non-votes, if any, will have no effect.

The Board of Directors recommends that the Company’s Stockholders vote

“FOR” the election of the director-nominees identified above.

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BOARD OF DIRECTORS

Set forth in the table below are the names, ages and positions of each Director on our Board.  None of our directors or executive officers has any family relationship to any other director or executive officer.

Name	Age	Position
Jeffrey G. Korn	68	Chairman
Steven G. Mihaylo	81	Chairman Emeritus
Jeffrey P. Bash	83	Director
Anil Puri	76	Director
David Williams	70	Director
Todd A. Goergen	53	Director
Kevin Jackson	62	Director
L. Jasmine Kim	61	Director

Set forth below is a brief description of the business experience for at least the previous five years of our directors:

Directors Standing for Election

Kevin Jackson

Mr. Jackson earned his Bachelor of Science degree in Electrical Engineer from Southern Methodist University. He has additional degrees in Computer Science and Math. Mr. Jackson designed super computers and other high-tech products while employed as an electrical design engineer for Texas Instruments and other companies. While at TI, Mr. Jackson worked on design teams for super computers that targeted the Geophysical industry, as well as NASA. Mr. Jackson changed careers to engineering sales, where he became a top performer for multiple companies, including the family of Teledyne companies. In 2000, Mr. Jackson transitioned to consulting. He joined Hitachi Corporation, where he was responsible for the Midwest region. He next joined the global IT firm of Computer Sciences Corporation. Mr. Jackson represented CSC’s domestic Oracle sales team, where he was awarded Oracle’s coveted Partner of the Year award. Mr. Jackson finished his tech career at The Hackett Group. During his tenure he represented 61 of America’s Fortune 100 companies and his average client’s market cap was $23 billion, his largest client with $230 billion in market cap.

The Company believes that Mr. Jackson is a valuable member of the Board due to his knowledge and experience in engineering and sales. Mr. Jackson is a Class I director and his term will expire at our 2027 annual meeting of stockholders.

Todd A. Goergen

Mr. Goergen has served as a member of our Board since November 2006. Mr. Goergen is Founder and Managing Partner of The Ropart Asset Management Funds and serves on the Investment Committee of Ropart Investments, LLC. Mr. Goergen’s primary responsibilities include the management of the private equity portfolio, assisting in asset allocation and oversight of the firm’s outside investment managers. Additionally, Mr. Goergen has been responsible for many of the firm’s strategy decisions including: active versus passive management, impact of investment manager returns and broader investor trends in the alternative investment industry. Prior to founding the RAM Funds in 2001, Mr. Goergen began his career in Mergers and Acquisitions and corporate finance at Donaldson, Lufkin, and Jenrette (“DLJ”). While at DLJ, Mr. Goergen was involved with over several billion dollars of buy side and sell side transactions. After DLJ, Mr. Goergen was Director of Mergers and Acquisitions at Blyth, Inc., a leading global designer and marketer of personal and decorative products. Mr. Goergen graduated from Wake Forest University with concentrations in Economics and Political Science. Mr. Goergen sits on the board of directors for the following firms: Cura, Crexendo and Fragmob; and is an observer on the board of Heal. Additionally, Mr. Goergen is an active member of U.S. and International Advisory Councils to the Global Leadership Foundation and is an activist in the preservation of African wildlife. Mr. Goergen is an avid wine enthusiast and has written columns for several magazines.

The Company believes that Mr. Goergen is a valuable member of the Board due to his knowledge and experience in investing, capital allocation and corporate governance, as well as his experience providing strategic advice to companies. Mr. Goergen is a Class I director and his term will expire at our 2027 annual meeting of stockholders.

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Jeffrey G. Korn

Mr. Korn is a highly accomplished professional with over 13 years of experience in the telecommunications industry and over twenty-five years of being a corporate executive.  Mr. Korn holds the distinction of being Crexendo’s longest-standing employee. Throughout his tenure, Korn has played a pivotal role in Crexendo's transformation into a leading provider in the telecommunications sector.

Korn's term with Crexendo has been marked by various leadership positions. He initially joined the company as General Counsel and steadily rose through the ranks to become Executive Vice President and Chief Legal Officer. His strategic guidance and legal expertise have been instrumental in shaping Crexendo's success. Prior to his tenure at Crexendo, Mr. Korn served as Chief Legal Officer and a member of the Board of Directors of Prosoft Training, formerly a Nasdaq-listed company. Before his time at Prosoft Training, Korn was a partner in a commercial litigation and business services law firm based in Jacksonville, Florida. In this capacity, he developed a strong foundation in handling complex legal matters and advising businesses on a wide range of legal issues.

In addition to his contributions at Crexendo and Prosoft Training, Mr. Korn has demonstrated his commitment to corporate governance by serving on the boards of several other public companies. He continues to hold positions on private and charitable boards, leveraging his expertise and insights to contribute to the success of these organizations. Mr. Korn is a Class I director and his term will expire at our 2027 annual meeting of stockholders.

Steven G. Mihaylo

Mr. Mihaylo was appointed our Chief Executive Officer in 2008 and Chairman of the Board in November 2010. In January 2024, Mr. Mihaylo stepped down as Chairman of the Board and was selected to be Chairman Emeritus.  Mr. Mihaylo is the former Chairman and Chief Executive Officer of Inter-Tel, Incorporated (“Inter-Tel”), which he founded in 1969. Mr. Mihaylo led the Inter-Tel revolution from providing business telephone systems to offering complete managed services and software that help businesses facilitate communication and increase customer service and productivity. Before selling Inter-Tel for nearly $750 million in 2007, he grew the business to nearly $500 million in annual revenue. Mr. Mihaylo led the development of Inter-Tel from providing business telephone systems to offering complete managed services and software that helped businesses facilitate communication and increase customer service and productivity.

Mr. Mihaylo was awarded an honorary PhD from California State University - Fullerton and received a Bachelor of Arts in Business Administration in Accounting & Finance from California State University, Fullerton in 1969. Mr. Mihaylo has served on boards of numerous community organizations including the Arizona Heart Foundation, Junior Achievement of Arizona, Arizona Museum of Science and Technology and the Arizona State University College of Business Dean’s Council of 100. Committed to education, Mr. Mihaylo is involved with the Karl Eller College of Management at the University of Arizona and has served on the advisory board of Junior Achievement of Central Arizona for over 25 years, as a member of the board of directors, as well as being a member of the Big Bear High School Education Foundation, and is on the Dean’s Advisory Board of California State University - Fullerton.

The Company believes that Mr. Mihaylo is a valuable member of the Board because he has more than 40 years of experience in the industry and a proven record of serving as an effective leader. Mr. Mihaylo is a Class I director and is nominated for a term which would expire at our 2027 annual meeting of stockholders.

David Williams

Mr. Williams has been a director of the Company since May 2008. Since 2008, Mr. Williams has served as the Chairman and Chief Executive Officer at Equity Capital Management Corp, which provides asset management, and tax oriented consulting and financing for real estate investors. In addition, Mr. Williams serves as Counsel and Chief Financial Officer of Pacific Equities Capital Management Corporation, a real estate holding company. From 1996 to 2008, Mr. Williams acted as an independent consultant in taxation, real estate transactions and venture capital. Mr. Williams served as Chief Financial Officer and tax counsel at Wilshire Equities Corp. from 1987 to 1990 and as President from 1990 to 1996. From 1980 to 1987, Mr. Williams rose from a junior staff member to director position at Arthur Young & Co., a public accounting firm. The board of directors recognizes Mr. Williams’ business, finance and tax experience and values his contributions to board discussions and to the Company. Mr. Williams is a certified public accountant in California, Nevada and Washington, and holds a juris doctorate degree in law from the McGeorge Law School of University of the Pacific. Mr. Williams graduated from Stanford University with a Master of Science degree in engineering finance and a Bachelor of Science degree in biological science with honors.

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The Company believes that Mr. Williams is a valuable member of the Board due to his knowledge and experience in asset management, finance and corporate governance.  Mr. Williams is a Class I director and his term will expire at our 2027 annual meeting of stockholders.

Chris McKee

Mr. McKee is an accomplished executive with more than 30 years of experience in the telecommunications and technology industries, with particular expertise in mergers and acquisitions, corporate governance, and operational transformation. He currently is a consultant advising corporate, private equity, and hedge fund clients on due diligence, capital raising, strategy, and operations. His recent work has included serving as Operating Partner for Grain Management LLC overseeing Spectrotel, and he is currently a Board Member for US Signal and Cool Technologies, Inc. From 2021 to 2023, Mr. McKee was President of Exa Infrastructure, a London-based telecommunications company formed as a $2.1 billion carve-out from GTT and acquired by I Squared Capital. In that role, he partnered closely with the private equity owners to lead operational excellence initiatives and evaluate strategic acquisitions. Prior to Exa, Mr. McKee was General Counsel and Executive Vice President of Corporate Development at GTT Communications, Inc. (NYSE: GTT). Over his tenure from 2008 to 2021, GTT expanded from $62 million to $1.7 billion in revenue, completing 42 acquisitions. Mr. McKee led legal, regulatory, compliance, and corporate governance functions, while directing corporate development and human resources. Earlier in his career, Mr. McKee held senior legal roles at StarVox Communications, Covad Communications, XO Communications, and Net2000 Communications, where he guided major financings and restructurings. Mr. McKee earned his Juris Doctor degree from Syracuse University College of Law and his Bachelor's degree from Colby College.

The Company believes that Mr. McKee would be a valuable member of the Board due to his deep knowledge of telecommunications, mergers and acquisitions, and public company governance, as well as his extensive experience leading large-scale corporate transformations. Mr. McKee is nominated as a Class I director and his term would expire at our 2027 annual meeting of stockholders.

Incumbent Directors

Anil Puri

Dr. Puri has served as a member of our Board since November 2009. Dr. Puri is director of the Woods Center for Economic Analysis and Forecasting at California State University - Fullerton. He served as provost for the university and dean for the Mihaylo College of Business and Economics. Prior to becoming Dean in 1998, Dr. Puri was department chair and professor of economics at California State University - Fullerton. Dr. Puri is a noted economist and scholar who has served as the Executive Vice President of the Western Economic Association International, the second largest professional association of economists in the United States and is a member of the American Economic Association, and the National Association of Business Economists. Dr. Puri brings to the board of directors extensive business and financial experience. Dr. Puri has previously served and counseled public boards and he is a panel member of the National Association of Business Economists' Survey of Economic Conditions.

The Company believes that Dr. Puri is a valuable member of the Board due to his knowledge and experience as an established scholar in economic analysis. Dr. Puri is a Class II director and is nominated for a term which would expire at our 2026 annual meeting of stockholders.

Jeffrey P. Bash

Mr. Bash has served as a member of our Board since August 2013. Mr. Bash has been a long time investor in Crexendo and has extensive investing and corporate finance experience. From 2008 to the present, Mr. Bash has also worked as a consultant to the private equity firm, FinTekk AP, LLC of Newport Beach, CA, providing strategic planning, corporate finance, structure, analysis, research and report writing services, including advisory services, as needed, to small private companies. Since 1996, Mr. Bash has been a private investor and advocate for stockholder interests with both managements and boards. Prior to 1996, Mr. Bash was a Corporate Vice President & Actuary for New York Life Insurance Company, becoming a Fellow of the Society of Actuaries (FSA) from 1970 until his retirement in 1995. He has also been a Vice President of private, family-owned Richmont Corporation of Dallas, TX, providing corporate finance services. Mr. Bash received his Bachelor of Arts degree in mathematics from Oberlin College.

The Company believes that Mr. Bash is a valuable member of the Board due to his knowledge and experience in investing, corporate finance and strategic planning. Mr. Bash is a Class II director and is nominated for a term which would expire at our 2026 annual meeting of stockholders.

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L. Jasmine Kim

Ms. Kim is a growth marketing/sales and management executive with deep expertise in all facets of marketing and customer engagement. Her career has spanned high-growth leadership roles in both Fortune 500 companies as well as start-ups that drive growth in new products and services. Ms. Kim has extensive expertise in transformational high-growth companies defining and developing digital, channel & brand transformation, go-to-market strategies, and culture and processes. As Sutter Health’s Chief Marketing Officer, she led the launch of Sutter Health’s 20 Urgent Care clinic rollout, a new Primary Care model Tera Practice, and a new patient engagement and CRM strategy. Jasmine has served on numerous private and charitable boards.

The Company believes that Ms. Kim is a valuable member of the Board due to her knowledge and experience in marketing and customer engagement. Ms. Kim is a Class II director and is nominated for a term which would expire at our 2026 annual meeting of stockholders.

CORPORATE GOVERNANCE

Board Meetings

During the year ended December 31, 2024, our Board met six times. Each director attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of all meetings held by committees on which he served during the year ended December 31, 2024. All of our directors are invited, but not required, to attend the Annual Meeting. Our Chairman of the Board, Mr. Korn attended the 2024 Annual Meeting.

Information about Committees of our Board of Directors

Our Board of Directors has established three committees, the Audit Committee, comprised of Messrs. Williams (chairman), Goergen and Dr. Puri, the Compensation Committee comprised of Messrs. Goergen (chairman) and Bash, and the Nominating Committee, comprised of Messrs. Bash (chairman), Goergen, and Williams. Our Board of Directors has determined that each of these persons is “independent” under the rules of the Nasdaq Capital Market and applicable regulatory requirements and as such, a majority of the directors on our Board are independent directors in accordance with these rules.

Audit Committee

Mr. Williams serves as Chairman of our Audit Committee. Our Audit Committee held four meetings during the year ended December 31, 2024 and operates under a charter adopted by our Board on December 3, 2003. The charter is available on our website at www.crexendo.com. Our Audit Committee is responsible for reviewing and discussing our audited financial statements with management, discussing information with our auditors relating to the auditors’ judgments about the quality of our accounting policies and procedures, recommending to our Board that the audited financials be included in our Annual Report on Form 10-K and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of auditors' services and activities.

Our Board of Directors has determined that David Williams, Chairman of our Audit Committee, is an audit committee financial expert as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934, as amended. No Audit Committee member serves on more than three publicly-traded companies.

Compensation Committee

Mr. Goergen serves as Chairman of our Compensation Committee. The Compensation Committee held five meetings during the year ended December 31, 2024 and evaluates the performance of executives, pursuant to the Compensation Committee Charter, a copy of which is posted on our website at www.crexendo.com. The Compensation Committee has decision-making authority with respect to the compensation of our named executive officers, including our Chief Executive Officer. The Committee also administers our long-term incentive plans and has decision-making authority with respect to stock option grants to employees.

In carrying out its responsibilities, the Compensation Committee may engage outside consultants as it determines to be appropriate. The Compensation Committee did not retain a compensation consultant during the year ended December 31, 2024.

Nominating Committee

Mr. Bash serves as the Chairman of our Nominating Committee. The Nominating Committee held one meeting during the year ended December 31, 2024 and reviews and suggests candidates for election or appointment to our Board, and operates pursuant to our Nominating Committee Charter, a current copy of which is posted on our website at www.crexendo.com. Our Nominating Committee may attempt to recruit persons who possess the appropriate skills and characteristics required of members of our Board. Our Nominating Committee may use any reasonable means for recruitment of potential members including their own expertise or the use of one or more third-party search firms to assist with this purpose.

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In the course of reviewing potential director candidates, the Nominating Committee considers nominees recommended by our stockholders. When considering a potential candidate for service as a director, the Nominating Committee may consider, in addition to the minimum qualifications and other criteria approved by our Board, all facts and circumstances that the Nominating Committee deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her availability, depth and breadth of business experience or other background characteristics, his or her independence and the needs of our Board. At a minimum, each nominee, whether proposed by a stockholder or any other party, is expected to have the highest personal and professional integrity, demonstrate sound judgment and possesses the ability to effectively interact with other members of our Board to serve the long-term interests of our company and stockholders. In addition, the Nominating Committee may consider whether the nominee has direct experience in our industry or in the markets in which we operate and whether the nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience. The procedures to be followed by stockholders in submitting such recommendations are described below in the section entitled “Submission of Security Holder Recommendations for Director Candidates.”

Leadership Structure

Mr. Korn serves as the Chairman of the Board. Mr. Korn’s experience in leadership positions throughout our company during his tenure, as well as his role in developing and executing the strategic plan, is critical to our future results. Mr. Korn is able to utilize his in-depth knowledge and perspective gained in running our company to effectively and efficiently guide the full Board by recommending Board and committee meeting agendas, leading Board discussions on critical issues and creating a vital link among the Board, management and stockholders. Our Board believes this structure serves our stockholders by ensuring the development and implementation of our company’s strategies.

Risk Oversight

In general, our Board, as a whole and also at the committee level, oversees our risk management activities. Our Board annually reviews management’s long-term strategic plan and the annual budget that results from that strategic planning process. Using that information, our Compensation Committee establishes both the short-term and long-term compensation programs that include all our executives (including the named executive officers). These compensation programs are ratified by our Board, as a whole. The compensation programs are designed to focus management on the performance metrics underlying the operations of the Company, while limiting risk exposure to our company. Our Board receives periodic updates from management on the status of our operations and performance (including updates outside of the normal Board meetings). Finally, as noted below, our Board is assisted by our Audit Committee in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Thus, in performing its risk oversight our Board establishes the performance metrics, monitors on a timely basis the achievement of those performance metrics, and oversees the mechanisms that report those performance metrics.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. A copy of this code is posted on our website at www.crexendo.com. In the event that we amend or waive any of the provisions of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer or Chief Financial Officer, we intend to satisfy our disclosure obligations under Item 5.05 of Form 8-K by posting such information on our website.

Insider Trading Policy

We have adopted an Insider Trading Policy applicable to our directors, officers and employees. A copy of this policy is posted on our website at www.crexendo.com.

Policy on Timing of Equity Awards

The compensation committee intends to make grants of long-term incentive awards annually and may also grant long-term incentive awards when an individual is promoted to a senior executive position to recognize the scope of his or her role and responsibilities. From time to time, the Compensation Committee may make special awards to recognize major milestones or selective awards in situations involving a leadership transition. Our annual grants to employees, including named executive officers typically occur on the first day following the end of our blackout period related to the filing of our Form 10-K. Special awards for milestones, are granted to employees, including named executive officers as milestones are achieved. However, if the milestone is related to material nonpublic information, the grant is awarded on the first day following the end of our blackout period related to the release of nonpublic information.

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Stockholder Communications

Stockholders and other interested parties who wish to communicate with non-management directors of the Company should send their correspondences to: Crexendo Non-Management Directors, Crexendo, Inc., 1225 W Washington Street, Suite 213, Tempe, Arizona 85288, or by email to nonmanagementdirectors@crexendo.com. All communications are forwarded directly to the appropriate non-management director.

Submission of Security Holder Recommendations for Director Candidates

All security holder recommendations for director candidates must be submitted in writing to the Secretary of our Company, Jeffrey G. Korn, at 1225 W Washington Street, Suite 213, Tempe, Arizona 85288, who will forward all recommendations to the Nominating Committee. All security holder recommendations for director candidates must be submitted to our company not less than 120 calendar days prior to the date on which the company’s Proxy Statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. All security holder recommendations for director candidates must include (1) the name and address of record of the security holder, (2) a representation that the security holder is a record holder of our security, or if the security holder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b) of the Exchange Act, (3) the name, age, business and residential address, educational background, public company directorships, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate, (4) a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for directors approved by our Board from time to time, (5) a description of all arrangements or understandings between the security holder and the proposed director candidate, (6) the consent of the proposed director candidate to be named in the proxy statement, to have all required information regarding such director candidate included in the applicable proxy statement, and to serve as a director if elected, and (7) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

Anti-Hedging Policy

Our Policy prohibits our directors, officers, certain employees and their immediate family members or entities under their control, from engaging in the following transactions involving the Company’s securities: short sales, options trading, trading on margin or pledging and hedging, unless approved in advance by our General Counsel.

Transactions with Related Person

The Company has adopted a written related person transaction policy to comply with Section 404 of the Exchange Act. It is the Company's policy that all Related Party Transactions (as defined below) involving executive officers, directors, director nominees, stockholders known to or beneficially own more than 5% of voting securities and members of their immediate family members (each, a “Related Party”) shall be approved or ratified by the independent members of the Board of Directors. A Related Party Transaction is defined as: (1) any transaction, or a series of similar transactions, which is currently proposed or has been in effect at any time since the beginning of the last fiscal year, in which the Company was, or is proposed to be, a participant, in which a Related Party had, has or will have a direct or indirect material interest, and where the amount involved exceeds or is expected to exceed $120,000, and (2) any material amendment or modification to the foregoing regardless of whether such transaction has previously been approved in accordance with this policy.

DIRECTOR COMPENSATION

The annual pay package for non-employee directors is designed to attract and retain highly qualified professionals to represent our stockholders. We also reimburse our directors for travel, lodging and related expenses they incur on company-related business, including Board and committee meetings. In setting director compensation, we consider the amount of time that directors spend in fulfilling their duties to the Company as well as the skill level required by our directors. Directors who are also employees receive no additional compensation for serving on our Board. For the year ended December 31, 2024, non-employee director compensation consisted of the following (in thousands).

Cash Compensation. For the year ended December 31, 2024, our non-employee directors received quarterly cash compensation of $4 per quarter.

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Stock Options. We have granted stock options to our non-employee directors with an exercise price equal to the closing price per share on the date of the grant. We do not grant options with an exercise price below 100% of the trading price of the underlying shares of our common stock on the date of grant. Stock options only have a value to the extent the value of the underlying shares on the exercise date exceeds the exercise price. Accordingly, stock options provide compensation only if the underlying share price increases over the option term.

In granting stock options to our non-employee directors, we also consider the impact of the grant on our financial performance, as determined in accordance with accounting guidance. For share-based equity awards, we record expense in accordance with applicable accounting guidance. The amount of expense we record pursuant to accounting guidance may vary from the corresponding compensation value we use in determining the amount of the awards.

The following table summarizes the compensation earned by and paid to our non-employee directors for the year ended December 31, 2024 (in thousands):

Director	Fees Earned or Paid in Cash	Option Awards (1)		All Other Compensation		Total
Steve Mihaylo	$-	$53	(2)	$154	(8)	$207
Todd A. Goergen	$16	$53	(3)	$-		$69
Jeffrey P. Bash	$16	$53	(4)	$-		$69
David Williams	$16	$53	(5)	$-		$69
Anil Puri	$16	$53	(6)	$-		$69
Kevin Jackson	$16	$53	(7)	$21	(9)	$90
L. Jasmine Kim	$16	$53	(7)	$-		$69

(1)

The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of the options granted to the directors, computed in accordance with accounting guidance. Estimates of forfeitures related to service-based vesting conditions have been disregarded. The assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements for the year ended December 31, 2024, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2025.

(2)	As of December 31, 2024, Mr. Mihaylo held unexercised options to purchase an aggregate of 216,234 shares of our common stock
(3)	As of December 31, 2024, Mr. Goergen held unexercised options to purchase an aggregate of 116,500 shares of our common stock
(4)	As of December 31, 2024, Mr. Bash held unexercised options to purchase an aggregate of 126,500 shares of our common stock
(5)	As of December 31, 2024, Mr. Williams held unexercised options to purchase an aggregate of 129,000 shares of our common stock
(6)	As of December 31, 2024, Mr. Puri held unexercised options to purchase an aggregate of 111,500 shares of our common stock
(7)	As of December 31, 2024, each of Jackson and Kim held unexercised options to purchase an aggregate of 15,000 shares of our common stock.
(8)	As of December 31, 2024, Mr. Mihaylo held a consulting agreement with the Company. In exchange for his consulting services, Mr. Mihaylo is to receive monthly consideration of $14 or $168 annually.
(9)	During the year ended December 31, 2024, Mr. Jackson provided $21 of marketing consulting services. These services ended October 31, 2024.

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———————

PROPOSAL II

ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED

EXECUTIVE OFFICERS

________________

Shareholders have an opportunity to cast an advisory vote on compensation of executives as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2024 executive compensation programs and policies and the compensation paid to the named executive officers.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to help create long-term value for our shareholders by attracting and retaining talented executives, rewarding superior operating and financial performance, and aligning the long-term interests of our executives with those of our shareholders.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders, and is consistent with our commitment to high standards of corporate governance.

If a quorum is present, approval of this proposal requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on the proposal. Abstentions will have the effect of a vote “against” the proposal and broker non-votes will have no effect on the outcome of the vote.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The vote on this proposal is provided as required pursuant to section 14A of the Securities Exchange Act, as amended. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

Shareholders are being asked to vote on the following resolution:

RESOLVED: that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section of this Proxy Statement, compensation tables and the accompanying narrative, is hereby approved.

The Board recommends a vote “FOR” the executive compensation of our named executive officers as disclosed in this proxy statement.

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EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of each of our executive officers as of October 16, 2025 are set forth below:

Name	Age	Position
Jeffrey G. Korn	68	Chief Executive Officer
Doug Gaylor	59	Chief Operating Officer and President
Ron Vincent	50	Chief Financial Officer
Jon Brinton	60	Chief Revenue Officer
Anand Buch	54	Chief Strategy Officer and Director
David Wang	65	Chief Technology Officer

Jeffrey G. Korn

Biographical information for Mr. Korn is set forth above under “Board of Directors”.

Doug Gaylor

Mr. Gaylor has served as our President and Chief Operating Officer (COO) since May 2012. Prior to ascending to the role of President, Mr. Gaylor was Vice President of Sales for the company, a position he held since joining the company in 2009. Mr. Gaylor’s 30+ years in the telecom industry have all been focused on sales, business development, and executive management with publicly held telecommunications companies making him a subject matter expert in UCaaS, call center, and collaboration.

Prior to joining Crexendo, Mr. Gaylor held positions of increasing responsibility, culminating with the position of Sr. Vice President, at Inter-Tel/Mitel where he was originally hired in 1987. Mr. Gaylor was responsible for overseeing the sales efforts in the Western United States where he was ultimately responsible for the activities of approximately 200 sales representatives.  Under his leadership yearly sales for his region reached over $175 million annually. Mr. Gaylor holds a Bachelors of Arts in Communications from the University of Houston. He is an active Board Member for multiple non-profit organizations specializing in education and community support.

Ron Vincent

Mr. Vincent has served as our Chief Financial Officer since April 2012. Prior to joining the Company, Mr. Vincent was employed by Ernst & Young, LLP (EY), as an audit senior manager, which concluded his fourteen year professional career as an auditor. Mr. Vincent received a Bachelor of Science in Business from Indiana University (Bloomington), Kelly School of Business in 1998 and a Master of Business Administration degree from the University of Phoenix. Mr. Vincent is a licensed Certified Public Accountant in the state of Arizona.

Jon Brinton

Mr. Brinton has served as our Chief Revenue Officer since November 2020. Mr. Brinton is a seasoned technology executive with over 25 years of industry experience and a strong history of delivering growth and goal achievement. He is responsible for overseeing the strategy, performance, and alignment of revenue-generating operations for Crexendo. Mr. Brinton’s role is to lead the growth and adoption of Crexendo’s Software as a Service Solutions and Cloud platform for Unified Communications, Collaboration, and Customer Experience.

Prior to joining Crexendo, Mr. Brinton most recently served as the Vice President of North America Channel for Avaya. In addition, Mr. Brinton has also served in various Senior Executive roles at Mitel. A highlight of his Mitel experience was leading the Cloud Division at Mitel from its formation in 2011 for six years to attain the number #2 Global Market share position for UCaaS Users globally. Mr. Brinton also served as President of the companies Network Services Division and held Senior Executive roles managing the Contact Center line of business, amongst other responsibilities. Prior to joining Mitel through its acquisition of Inter-Tel, Mr. Brinton served as President of the NetSolutions Division at Inter-Tel, where he led its expansion to become a 50 state US CLEC business, amongst other Senior management roles. Before joining Inter-Tel, he was the President and primary stockholder of Network Services Agency, Inc., a telecommunications Agency business representing various US telecommunications providers. Inter-Tel acquired this business in 1999. Mr. Brinton holds a Bachelor of Science degree from Grand Canyon University.

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Anand Buch

Mr. Buch was a founder of NetSapiens and served as the Chief Executive Officer of NetSapiens since 2006. In his 15 years of serving as NetSapiens’ Chief Executive Officer, Mr. Buch leverages his multi-disciplinary experience in business and technology to guide the conception, realization, and delivery of new solutions to the marketplace. Prior to that he served as Chief Operating Officer at NetSapiens from 2002 to 2006. Before founding NetSapiens Mr. Buch held various engineering and leadership roles at Nuera Communications and its original parent company PCSI, both pioneering companies in the areas of voice and data network convergence and VoIP.  Mr. Buch holds a MBA degree from San Diego State University, and an Electrical Engineering degree from the University of Illinois, Urbana Champaign. Mr Buch, served as a member of our Board from June 1, 2021 until August 1, 2024.

David Wang

Mr Wang, has served as a Chief Technology Officer since June 1, 2021. Mr. Wang is a seasoned technology executive with industry experience and a strong history of delivering engineering leadership. He is responsible for overseeing our engineering department and research and development projects.

Prior to joining Crexendo, Mr. Wang was a founder of NetSapiens and has served as the Chief Technology Officer of NetSapiens since 2006. Mr. Wang is responsible for the architectural design of the NetSapiens platform. Prior to that he served as Chief Executive Officer at NetSapiens from 2002 to 2006.  During his early years in the industry, he held various engineering and leaderships roles at Nuera Communications and its original parent company PCSI, and in the areas of voice and data network convergence he focused on implementing digital processing functions for voice compression, fax transmission and channel coding for which he was granted multiple patents. During that period, Mr. Wang also participated in the drafting of various industry standards with the Frame Relay Forum, IETF and ETSI.  Mr. Wang holds a MSEE from the University of Maryland, and a BSEE from the University of California, San Diego.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The overall objective of our executive compensation program is to help create long-term value for our stockholders by attracting and retaining talented executives, rewarding superior operating and financial performance, and aligning the long-term interests of our executives with those of our stockholders. Accordingly, our executive compensation program incorporates the following principles:

•	We believe that retaining experienced, competent, goal-oriented executives and minimizing executive turnover is in our stockholders’ best interests;
•	We believe that a portion of our executives’ compensation should be tied to measures of performance of our business as a whole and that such measures of performance should be non-discretionary;
•

We believe that a portion of our executives’ compensation should be tied to measures of performance within each executive’s specific job responsibilities and that those measures should be as non-discretionary as possible;

•	We believe that the interests of our executives should be linked with those of our stockholders through the risks and rewards of owning our common stock;
•	We believe that a meaningful portion of each executive’s long-term incentives, and merit increases will vary based upon individual performance;
•

We believe that each executive’s performance against corporate and individual objectives for the previous year should be periodically reviewed, and that the difficulty of achieving desired results in any particular year must be considered; and

•

We believe that we should consider the ability of each executive to support our long-term performance goals; as well as each executive’s ability to fulfill his or her management responsibilities and his or her ability to work with and contribute to our executive management team.

Executive Compensation Procedures

In conjunction with our efforts to achieve the executive compensation objectives and implement the underlying compensation principles described above, we follow the procedures described below:

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Role of the Compensation Committee

The Compensation Committee periodically requests and receives survey data from our human resource department on the compensation levels and practices of companies that need executive officers with skills and experience similar to what we require, companies that are in the same or similar industries as us, and companies with market capitalizations and revenues similar to us. The Compensation Committee uses this broad based survey information as a check on whether our compensation packages are consistent with current industry practices and are at a level that will enable us to attract and retain capable executive officers.

With respect to executives, the Compensation Committee seeks and receives recommendations from the Chief Executive Officer with respect to performance and appropriate levels of compensation. The Committee does not request or accept recommendations from the Chief Executive Officer concerning his own compensation.

The Compensation Committee’s conclusions and recommendations on the compensation packages for our executive officers are based on the total mix of information from the sources described above, as well as the Committee Members’ general knowledge of executive compensation practices and their personal evaluations of the likely effects of compensation levels and structure on the attainment of our business and financial objectives.

Each year, our senior management prepares a business plan and establishes goals for our company. The Compensation Committee reviews, modifies (if necessary), occasionally sets, and ultimately approves these goals, which are then incorporated into the company’s business plan.  Periodically throughout the year, the Compensation Committee compares Company goals against actual circumstances and accomplishments. The Compensation Committee may revise the Company’s goals and business plan if they determine that circumstances warrant.

The Compensation Committee relies on its judgment in making compensation recommendations and decisions after reviewing our company’s overall performance and evaluating each executive’s performance against established goals, leadership ability, responsibilities within the company, and current compensation arrangements. The compensation program for named executive officers (“NEOs”) and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee consisting of one or more members of the committee. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (a) “Non-Employee Directors” for the purpose of Rule 16b-3 under the Exchange Act, as in effect from time to time, and (b) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.

Elements of our Compensation Programs: What our Compensation Programs are Designed to Award and Why We Choose Each Element

Elements of Compensation. We implement the executive compensation objectives and principles described above through the use of the following elements of compensation, each of which is described in greater detail below (in thousands):

•	Base Salary
•	Non-equity Incentive Bonus Plan
•	Stock Options and Stock Awards
•	Discretionary Bonuses
•	Retirement Benefits
•	Other Personal Benefits

The Compensation Committee evaluates overall compensation levels for each NEO in relation to other executives within our company and in relation to the NEO’s prior year compensation. The Compensation Committee also considers competing offers made to NEOs, if any. The Compensation Committee considers each element of compensation collectively with the other elements when establishing the various forms and levels of compensation for each NEO. The Compensation Committee approves compensation programs which it believes are competitive with our peers, such that the combination of base pay and performance-based bonuses results in an aggregate rate of cash salary, bonus compensation, equity awards and other benefits for our NEOs within competitive market standards.

In determining long-term equity awards to executives, the Compensation Committee considers total equity awards available under the Plan, the number of equity awards to be granted to each executive in relation to other executives, the overall compensation objective for each executive, and the number and type of awards to executives in prior years.

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                Base Pay. Base salaries of the NEOs are set at levels that the Compensation Committee believes are generally competitive with our market peers so as to attract, reward, and retain executive talent. The Compensation Committee may opt to pay higher or lower amounts depending on individual circumstances. The Compensation Committee sets the base pay of the Chief Executive Officer and the other NEOs. Annual adjustments are influenced by growth of our operations, revenues and profitability, individual performance, changes in responsibility, and other factors. The table below summarizes base pay for our NEOs as of December 31, 2024 (in thousands):

Name	Base Pay	Position
Jeff Korn	$325	Chief Executive Officer and Chairman of the Board
Doug Gaylor	$325	Chief Operating Officer and President
Ron Vincent	$325	Chief Financial Officer
Jon Brinton	$280	Chief Revenue Officer
Anand Buch	$275	Chief Strategy Officer and Director
David Wang	$275	Chief Technology Officer

Non-equity Incentive Bonus Plan.  We have utilized incentive bonuses to reward performance achievements and have in place annual target incentive bonuses for certain of our executive officers, payable either in whole or in part, depending on the extent to which the financial performance goals set by the Compensation Committee are achieved. During fiscal 2024, the target bonus amount for Messrs. Korn, Gaylor, Vincent, Brinton, Buch, and Wang was $90.

Under our 2024 Employee Bonus Plan, incentive bonuses for all of the participants, including the participating NEOs, were determinable based upon two measures of corporate financial performance. The two performance target are; (a) the revenue for the year ended December 31, 2024 must exceed the budgeted revenue approved by the Board; and (b) Adjusted EBITDA must exceed the budgeted Adjusted EBITDA approved by the board. Each performance target was equal to 50% of the annual incentive bonuses. The Compensation Committee selected these performance goals because it believed that these measures aligned with the 2024 priorities for our business and reflected value generated for our stockholders, and therefore relying on these goals for the determination of the bonuses tied payment of bonuses to creation of stockholder value.

For the revenue and adjusted EBITDA financial performance components, the Compensation Committee established a target in which the participating executive could earn between zero and 110% ratably. The revenue and adjusted EBITDA performance targets were as follows:

Performance Measures	Target
($ in thousands)
Revenue	$58,400
Adjusted EBITDA	$6,800

The table below illustrates the minimum, target, and maximum bonus amounts potentially payable to our named executive officers under the 2024 Employee Bonus Plan for the revenue and adjusted EBITDA financial performance components:

Name	Minimum	Target	Maximum
Jeff Korn	$-	$90	$99
Doug Gaylor	$-	$90	$99
Ron Vincent	$-	$90	$99
Jon Brinton	$-	$90	$99
Anand Buch	$-	$90	$99
David Wang	$-	$90	$99

At the time that the 2024 Employee Bonus Plan was developed, the Compensation Committee believed that these targets presented achievable goals, but were not necessarily certain, and achievement depended upon successful execution of our business plan. Bonuses are reviewed and approved by the Compensation Committee, which determined the performance and operational criteria necessary for award of such bonuses. The actual bonus amount earned by each participating executive was determined by the Compensation Committee based upon attainment of the performance criteria after our 2024 financial results were reviewed and approved by the Audit Committee of the Board. Applying the formula described herein to our 2024 financial performance, the Compensation Committee determined that for the year ended December 31, 2024, the Company achieved both measures: (a) the revenue performance target, and (b) the adjusted EBITDA performance target. Accordingly, the Compensation Committee authorized and approved a payment of $1,197 of annual bonuses to the 2024 Employee Bonus Plan participants, including our NEOs. Messrs. Korn, Gaylor, Vincent, Brinton, Buch and Wang each received bonuses of $95, which represents approximately 29%, 29%, 29%, 34%, 34%, and 34%, respectively, of their annual base salary in 2024.

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Stock Options and Stock Awards. The Compensation Committee grants discretionary, long-term equity awards to our NEOs under the Plan. These awards have historically been in the form of stock options and restricted stock units. The Compensation Committee believes that stock options and stock awards align the interests of NEOs with the interests of our stockholders and will incentivize the NEOs to provide stockholder value. The Compensation Committee believes that such grants provide long-term performance-based compensation, help retain executives through the vesting periods, and serve to align management and stockholder interests. In making awards under the Plan, the Compensation Committee considers grant size. Options and restricted stock units vest only to the extent that the NEO remains a company employee through the applicable vesting dates, typically monthly over three years. We believe the three year vesting schedule assists in retaining executives and encourages the NEOs to focus on long-term performance.

We have granted stock options to our NEOs with an exercise price equal to the closing price per share on the date of the grant. We do not grant options with an exercise price below 100% of the trading price of the underlying shares of our common stock on the date of grant. Stock options only have a value to the extent the value of the underlying shares on the exercise date exceeds the exercise price. Accordingly, stock options provide compensation only if the underlying share price increases over the option term and the NEO’s employment continues with us until the vesting date.

In granting stock options and restricted stock units to the NEOs, we also consider the impact of the grant on our financial performance, as determined in accordance with accounting guidance. For share-based equity awards, we record expense in accordance with applicable accounting guidance. The amount of expense we record pursuant to accounting guidance may vary from the corresponding compensation value we use in determining the amount of the awards.

Performance-Based Stock Price Appreciation Awards. We utilize incentive bonuses to reward stock price appreciation performance achievements and have in place target incentive bonuses for certain of our executive officers, payable upon achieving the performance targets set by the Compensation Committee.

During 2024, the Compensation Committee approved a performance-based plan to grant RSUs to Messrs. Korn, Gaylor, and Vincent. These awards are structured to reward performance that directly benefits our shareholders by tying the grant of RSUs to the appreciation of our stock price during a specified performance period. This plan is intended to motivate and retain key executives while aligning their interests with the creation of stockholder value. The performance-based plan is a three-year plan and the Compensation Committee has the right to cancel the plan annually on the anniversary date of the plan. If any of the performance targets are achieved, the RSUs will vest monthly over a three-year term. The share price thresholds must be met or exceeded and maintained for fifteen (15) consecutive trading days during the trading day. The share price thresholds and associated RSU awards are as follows (in thousands, except share price):

•	$6.00 Share Price would result in ten thousand (10) RSUs per participant.
•	$6.50 Share Price would result in ten thousand (10) RSUs per participant.
•	$7.00 Share Price would result in ten thousand (10) RSUs per participant.
•	$7.50 Share Price would result in ten thousand (10) RSUs per participant.
•	$8.00 Share Price would result in ten thousand (10) RSUs per participant.
•	$8.50 Share Price would result in ten thousand (10) RSUs per participant.

None of the share price performance targets were met for the year ended December 31, 2024 and no performance-based RSUs were granted.

Discretionary Bonuses. We have utilized discretionary bonuses to reward performance achievements for certain of our executive officers. Discretionary bonuses are approved by the Compensation Committee. During fiscal 2024, there were no discretionary bonuses.

Retirement and Other Personal Benefits. All of our NEOs receive similar retirement and other personal benefits. We sponsor the Crexendo, Inc. Retirement Savings Plan (the “401(k) Plan”) for eligible employees. Our NEOs participate in the 401(k) Plan. The 401(k) Plan is a broad-based, tax-qualified retirement plan under which eligible employees, including the NEOs, may make annual pre-tax salary reduction contributions, subject to the various limits imposed under the Internal Revenue Code of 1986, as amended (the “Code”). We make matching contributions under the 401(k) Plan on behalf of eligible participants, including the NEOs, at the rate of 100% of the first one percent and 50% of each additional percentage of each participating NEO’s salary up to a six percent deferral, with a two-year vesting schedule for the matched portion. Matching contributions are not subject to non-discrimination requirements imposed by the Code. The 401(k) Plan is intended to help us attract and retain qualified executives through the offering of competitive employee benefits. We do not maintain any other pension or retirement plans for the NEOs.

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We provide other traditional benefits and limited perquisites to our NEOs in order to achieve a competitive pay package as detailed in the Summary Compensation Table. The Compensation Committee believes that these benefits, which are detailed in the Summary Compensation Table under the heading “All Other Compensation”, are reasonable, competitive, appropriate, and consistent with our overall executive compensation program. Other than our company’s contributions to the 401(k) Plan, these benefits consist principally of personal automobile reimbursements, country club dues, and gym memberships.

Compensation of Jeff Korn, Chief Executive Officer.   Mr. Korn is primarily responsible for the general management of our NEOs. Mr. Korn receives a base salary similar to the other NEOs. Mr. Korn also receives retirement and other personal benefits similar to the other NEOs. Mr. Korn receives stock options or other equity compensation similar to Messrs. Gaylor, Vincent, Brinton, Buch, and Wang.

Compensation of Doug Gaylor, President and Chief Operating Officer.  Mr. Gaylor has general responsibility for our operations and investor relations activities. Mr. Gaylor receives a base salary similar to the other NEOs. Mr. Gaylor also receives retirement and other personal benefits similar to the other NEOs. Mr. Gaylor receives stock options or other equity compensation similar to Messrs. Korn, Vincent, Brinton, Buch, and Wang.

Compensation of Ron Vincent, Chief Financial Officer. Mr. Vincent has general responsibility for our accounting, finance, investor relations activities, and human resource functions. Mr. Vincent receives a base salary similar to the other NEOs. Mr. Vincent also receives retirement and other personal benefits similar to the other NEOs. Mr. Vincent receives stock options or other equity compensation similar to Messrs. Korn, Gaylor, Brinton, Buch, and Wang.

Compensation of Jon Brinton, Chief Revenue Officer. Mr. Brinton has general responsibility for our sales functions. Mr. Brinton receives a base salary similar to the other NEOs. Mr. Brinton also receives retirement and other personal benefits similar to the other NEOs. Mr. Brinton receives stock options or other equity compensation similar to Messrs. Korn, Gaylor, Vincent, Buch, and Wang.

Compensation of Anand Buch, Chief Strategy Officer. Mr. Buch has general responsibility for our product and technology strategy. Mr. Buch receives a base salary similar to the other NEOs. Mr. Buch also receives retirement and other personal benefits similar to the other NEOs. Mr. Buch receives stock options or other equity compensation similar to Messrs. Korn, Gaylor, Vincent, Brinton, and Wang.

Compensation of David Wang, Chief Technology Officer. Mr. Wang has general responsibility for our engineering functions. Mr. Wang receives a base salary similar to the other NEOs. Mr. Wang also receives retirement and other personal benefits similar to the other NEOs. Mr. Wang receives stock options or other equity compensation similar to Messrs. Korn, Gaylor, Vincent, Brinton, and Buch.

Deductibility of Executive Compensation. Section 162(m) of the Code generally imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to its chief executive officer during a tax year or to any of its two other most highly compensated executive officers who are still employed at the end of the tax year. In the case of tax years commencing before 2018, the limit did not apply to compensation that met the requirements of Code Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the stockholders).  Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m).

The Compensation Committee reviews and considers executive compensation under Section 162(m) of the Internal Revenue Code. In certain situations, the Compensation Committee may approve compensation that will not be deductible under the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for our executive officers. For the years ended December 31, 2024 and 2023, the compensation paid to the NEOs did not exceed the limitations imposed by Code Section 162(m).

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Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our NEOs for the year ended December 31, 2024 (marked as “2024” in the year column), and for the year ended December 31, 2023 (marked as “2023” in the year column):

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan (2)	All Other Compensation	Total Compensation
Jeff Korn (3)	2024	$325	$322	$-	$95	$19	$761
Chief Executive Officer	2023	$298	$113	$-	$86	$12	$509

Steven G. Mihaylo	2024	$-	$-	$-	$-	$-	$-
Former Chief Executive Officer	2023	$-	$-	$13	$-	$-	$13

Doug Gaylor (4)	2024	$325	$268	$-	$95	$26	$714
Chief Operating Officer & President	2023	$325	$113	$-	$86	$23	$547

Ron Vincent (5)	2024	$325	$268	$-	$95	$26	$714
Chief Financial Officer	2023	$300	$113	$-	$86	$25	$524

Jon Brinton (6)	2024	$280	$188	$-	$95	$13	$576
Chief Revenue Officer	2023	$275	$47	$-	$86	$16	$424

Anand Buch (7)	2024	$275	$268	$-	$95	$11	$649
Chief Strategy Officer	2023	$297	$47	$-	$86	$11	$441

David Wang (8)	2024	$275	$188	$-	$95	$13	$571
Chief Technology Officer	2023	$297	$47	$-	$86	$11	$441

(1)

The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the options and restricted stock units granted to the NEOs, computed in accordance with accounting guidance. Estimates of forfeitures related to service-based vesting conditions have been disregarded. The assumptions used in the calculation of these amounts are included in notes to our consolidated financial statements for the year ended December 31, 2024, included herein.

(2)	The amounts shown in the “Non-equity Incentive Plan” column represent the non-equity incentive bonuses earned under the 2024 and 2023 Employee Bonus Plans.
(3)

All other compensation for Mr. Korn consists of matching contributions to the 401(k) Plan, automobile allowance, gym membership, and other miscellaneous benefits. None of the other compensation exceeded $10, except for matching contributions to the 401(k) Plan, which was $12.

(4)

All other compensation for Mr. Gaylor consists of matching contributions to the 401(k) Plan, automobile allowance, gym membership, and other miscellaneous benefits. None of the other compensation exceeded $10, except for matching contributions to the 401(k) Plan, which was $13.

(5)

All other compensation for Mr. Vincent consists primarily of matching contributions to the 401(k) Plan, automobile allowance, gym memberships, and other miscellaneous benefits. None of the other compensation exceeded $10, except for matching contributions to the 401(k) Plan, which was $13.

(6)	All other compensation for Mr. Brinton consists primarily of matching contributions to the 401(k) Plan, gym membership, and other miscellaneous benefits, none of which exceeded $10.
(7)	All other compensation for Mr. Buch consists of matching contributions to the 401(k) Plan, which was $11.
(8)	All other compensation for Mr. Wang consists of matching contributions to the 401(k) Plan, which was $13.

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Outstanding Equity Awards as of December 31, 2024

The table below provides information on the holdings of stock options and stock awards by the NEOs as of December 31, 2024.

	Option Awards					Stock Awards

Name	Number of Securities of Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (in thousands)
Jeff Korn	75,000	-		$6.26	10/21/2027	-	$-
	50,000	-		$6.63	3/9/2028	-	$-
	40,000	-		$5.78	11/9/2031	-	$-
	18,050	6,950	(1)	$2.72	10/24/2032	-	$-
	-	-		$-		45,000	$235	(2)

Doug Gaylor	10,000	-		$2.93	3/9/2025	-	$-
	40,000	-		$2.25	2/12/2026	-	$-
	75,000	-		$6.26	10/21/2027	-	$-
	50,000	-		$6.63	3/9/2028	-	$-
	40,000	-		$5.78	11/9/2031	-	$-
	18,050	6,950	(1)	$2.72	10/24/2032	-	$-
	-	-		$-		37,500	$196	(2)

Ron Vincent	35,000	-		$2.93	3/9/2025	-	$-
	75,000	-		$6.26	10/21/2027	-	$-
	50,000	-		$6.63	3/9/2028	-	$-
	40,000	-		$5.78	11/9/2031	-	$-
	18,050	6,950	(1)	$2.72	10/24/2032	-	$-
	-	-		$-		37,500	$196	(2)

Jon Brinton	100,000	-		$6.32	11/16/2027	-	$-
	20,000	-		$6.63	3/9/2028	-	$-
	30,000	-		$5.78	11/9/2031	-	$-
	18,050	6,950	(1)	$2.72	10/24/2032	-	$-
	-	-		$-		26,250	$137	(2)

Anand Buch	788,312	-		$0.91	3/11/2026	-	$-
	18,050	6,950	(1)	$2.72	10/24/2032	-	$-
	-	-		$-		37,500	$196	(2)

David Wang	622,086	-		$0.91	3/11/2026	-	$-
	18,050	6,950	(1)	$2.72	10/24/2032	-	$-
	-	-		$-		26,250	$137	(2)

(1)	Remaining unexercisable options vest ratably on a monthly basis through October 24, 2025.
(2)	Remaining restricted stock units vest ratably on a quarterly basis through March 5, 2027.

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Option Exercises and Stock Vested

The following table presents information about the exercise of stock options and vesting of stock awards by NEOs during the year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jeff Korn	25,000	$64	15,000	$65
Doug Gaylor	52,500	$175	12,500	$54
Ron Vincent	25,000	$96	12,500	$54
Jon Brinton	-	$-	8,750	$38
Anand Buch	312,052	$1,265	12,500	$54
David Wang	202,367	$837	8,750	$38

Equity Compensation Plan Information

The following table presents information about our common stock that was issuable upon the exercise of options, warrants and rights under existing equity compensation plans as of December 31, 2024.

Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options	Weighted-average Exercise Price Of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved By Securities Holders	7,121,550	$1.86	1,611,736
Equity Compensation Plans Not Approved By Securities Holders	-	-	-
Total	7,121,550	$1.86	1,611,736

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to provide the ratio of the annual total compensation of Mr. Korn, who served as the Company’s Chief Executive Officer in 2024, to the annual total compensation of the median employee of the Company for 2024.

To identify and to determine the annual total compensation of the median employee in 2024, we used the following methodology:

•	As of December 31, 2024, we employed 171 employees, which excludes non-United States employee.
•	We collected payroll data of all active full-time and part-time employees as of December 31, 2024 which is also the date the Company selected for identifying its median employee.
•

We used total cash compensation and the fair value of equity awards granted in 2024 as of December 31, 2024, which includes base pay, bonus, commissions, stock options, and RSUs, which we believe reasonably reflects the annual compensation of our employees and consistently applies to all our employees.

•	We annualized total cash compensation for full-time and part-time employees who were hired in 2024.
•

Using this methodology, we determined that the median employee was a non-exempt, full-time employee located in the U.S. with an annual total compensation of $89 for 2024, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which is the same manner in which Mr. Korn’s annual total compensation was calculated in the Summary Compensation Table.

As reported in the Summary Compensation Table, Mr. Korn’s annual total compensation for 2024 was $761. Based on this information, for 2024, the ratio of the compensation of Mr. Korn to the median annual total compensation of all other employees (other than Mr. Korn) was estimated to be 9:1.

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Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the above disclosure may not be comparable to the pay ratio reported by other companies and is only a reasonable estimate.

Pay Versus Performance

The following tables and related disclosures have been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K of the Exchange Act (“Item 402(v)”) and provide information about (i) executive compensation for our principal executive officer (“PEO”) and non-PEO NEOs and Company performance for the fiscal years listed below, (ii) the total compensation of our PEO and our non-PEO NEOs (collectively, the “Other NEOs”) as presented in the Summary Compensation Table (SRT) on page 20 and the “compensation actually paid” (“CAP”) to our PEO and our Other NEOs, as calculated pursuant to Item 402(v). The below tables and disclosures do not necessarily reflect value actually realized by the NEO or how the Compensation Committee evaluates compensation decisions in light of the Company’s performance or individual performance.

PEO and non-PEO NEOs Compensation and Company Performance Disclosures

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Other NEOs (2)	Average Compensation Actually Paid to Other NEOs (2)	Value of Fixed $100 Investment Based on Total Shareholder Return (3)	Net Income/(loss) (In Thousands)
2024	$761	$739	$645	$633	$275	$1,677
2023	$509	$554	$475	$509	$97	$(362)

(1)	For 2023 and 2024, our PEO was Jeff Korn.
(2)	For 2024 and 2023, our Other NEOs were Jon Brinton, Anand Buch, Doug Gaylor, Ron Vincent, and David Wang.
(3)

The amounts represent an initial value of $100 on December 31, 2021 at the end of fiscal years ended December 31, 2023 and December 31, 2024 and assumes that all dividends (if applicable) were reinvested.

Reconciliation of Summary Compensation Table to Compensation Actually Paid

A reconciliation of adjustments from our summary compensation table total to compensation actually paid for our PEO and Other NEOs is presented in the table below:

	2024		2023
Adjustments	PEO Jeff Korn	Other NEOs*	PEO Jeff Korn	Other NEOs*
SCT Total	$761	$645	$509	$475
(a)	$(322)	$(236)	$(113)	$(73)
(b)	$235	$172	$-	$-
(c)	$3	$10	$94	$71
(d)	$65	$44	$113	$73
(e)	$(3)	$(2)	$(1)	$1
(f)	$-	$-	$(48)	$(38)
CAP Total	$739	$633	$554	$509

* Amounts presented are averages for the entire group of Other NEOs in each respective year

(a)	(Deduct): Aggregate value for stock awards and option awards included in SCT for the covered fiscal year.
(b)	Add: The year-end fair value of any equity awards granted during the covered fiscal year that are outstanding and unvested as of the end of the fiscal year.

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(c)	Add (Deduct): The change in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the fiscal year.
(d)	Add: The fair value as of the vesting date of any awards that are granted and vest in the same year.
(e)	Add (Deduct): For awards granted in prior years that vest in the fiscal year, the change in the fair value from the end of the prior fiscal year to the vesting date.
(f)	(Deduct): For awards granted in prior years that are determined to fail to meet the applicable vesting conditions, deduct the amount equal to the fair value at the end of the prior fiscal year.

Potential Payments upon Termination or Change-in-Control

Acceleration of Vesting of Options and Other Stock Awards upon Change in Control. All outstanding stock options awarded to the NEOs become fully vested upon a “change in control,” without regard to whether the NEO terminates employment in connection with or following the change in control.

If a change in control results in acceleration of vesting of an NEO’s otherwise unvested stock options and other stock awards, and if the value of such acceleration exceeds 2.99 times the NEO’s average W-2 compensation from employment with the company for the five taxable years preceding the year of the change in control (the “Base Period Amount”), the acceleration would result in an excess parachute payment under Code Section 280G equal to the value of such acceleration which is in excess of the NEO’s average W-2 compensation from employment with the company for the five taxable years preceding the year of the change in control. An NEO would be subject to a 20% excise tax under Code Section 4999 on any such excess parachute payment and we would be unable to deduct the excess parachute payment.

Recovery of Erroneously Awarded Compensation

We have adopted a clawback policy, effective as of November 30, 2023, that complies with the SEC rules under the Dodd-Frank Act and permits us to seek to recover incentive compensation from executive officers and certain other employees The Company will recover reasonably promptly the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Post-Employment Compensation

Our employment arrangements with Messrs. Korn, Gaylor, Vincent, Brinton, Buch and Wang provided for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment in connection with a change in control of the Company. We believed that these agreements enabled our named executive officers to maintain their focus and dedication to their responsibilities to help maximize stockholder value by minimizing distractions due to the possibility of an involuntary termination of employment or a termination of employment in connection with a potential change in control of the Company. We also believed that these arrangements furthered our interest in encouraging retention among our named executive officers.

Executive Employment Arrangements

The initial terms and conditions of employment for each of our executive officers (including our named executive officers that remain with us) are set forth in a written employment agreement. Each of these agreements was approved on our behalf by our board of directors or the compensation committee, as applicable.

We develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. We believe that these arrangements helped the named executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company.

We entered into an executive employment letter with Messrs. Korn, Gaylor and Vincent, dated February 5, 2024. The executive employment agreements may be terminated by either side with sixty (60) days’ notice.

If terminated, outside of the Change of Control Window which starts at the beginning of any discussion or offer that would affect a change of control and ending twelve months after the effective date of any change of control, Messrs. Korn, Gaylor and Vincent’s employment was terminated without “cause” (excluding by reason of death or “disability”) or he resigned for “good reason” (as such terms are defined in the executive employment letter), he was eligible to receive the following payments and benefits if he timely signed and did not revoke a release agreement with us:

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•	one month of severance for each year of employment up to one year; and

•	reimbursement of COBRA premiums to continue health insurance coverage for him and his eligible dependents for up to 12 months, provided the Executive is eligible for and properly elects COBRA coverage.

If, within the Change of Control Window, his employment was terminated without cause (excluding by reason of death or “disability”) or he resigned for good reason, he was entitled to the following payments and benefits if he timely signed and did not revoke a release agreement with us:

•

a payment equal to (i) base salary for twelve (12) months, plus (ii) a payment equivalent to the Executive’s maximum target bonus for the previous twelve (12) months. Provided the acquiring company fails to offer the Executive a position reasonably acceptable to the Executive for a period of no less than one year on terms reasonably consistent with the salary and benefits Executive was earning prior to the Change of Control;

•

an award of Restricted Stock Units or shares of the Company (or its equivalent cash value thereto based upon the closing stock price on the day prior to the change of control), equal to One Million dollars ($1,000,000.00) US if the transaction price is below Seven dollars ($7.00)US per share, One Million Five Hundred Thousand dollars ($1,500,000.00)US if the transaction share price is between Seven dollars ($7.00) US and Ten dollars ($10.00) US, and Two Million dollars ($2,000,000.00) US if the transaction share price is above Ten dollars ($10.00) US. The Executive is entitled to this benefit irrespective of if the Executive remains with the Company or acquiring company after the Change of Control;

•

reimbursement of COBRA premiums to continue health insurance coverage for him and his eligible dependents for up to 12 months, provided the Executive is eligible for and properly elects COBRA coverage; and

•	100% accelerated vesting of all outstanding equity awards.

We entered into an executive employment letter with Messrs. Brinton, Buch, and Wang, dated February 5, 2024. The executive employment agreements may be terminated by either side with sixty (60) days’ notice.

If terminated, outside of the Change of Control Window which starts at the beginning of any discussion or offer that would affect a change of control and ending twelve months after the effective date of any change of control, Mr. Brinton, Buch, and Wang’s employment was terminated without “cause” (excluding by reason of death or “disability”) or he resigned for “good reason” (as such terms are defined in the executive employment letter), he was eligible to receive the following payments and benefits if he timely signed and did not revoke a release agreement with us:

•	one month of severance for each year of employment up to one year; and

•

reimbursement of COBRA premiums to continue health insurance coverage for him and his eligible dependents for up to 12 months, provided the Executive is eligible for and properly elects COBRA coverage.

If, within the Change of Control Window, his employment was terminated without cause (excluding by reason of death or “disability”) or he resigned for good reason, he was entitled to the following payments and benefits if he timely signed and did not revoke a release agreement with us:

•

a payment equal to (i) base salary for twelve (12) months, plus (ii) a payment equivalent to the Executive’s maximum target bonus for the previous twelve (12) months. Provided the acquiring company fails to offer the Executive a position reasonably acceptable to the Executive for a period of no less than one year on terms reasonably consistent with the salary and benefits Executive was earning prior to the Change of Control;

•

an award of Restricted Stock Units or shares of the Company (or its equivalent cash value thereto based upon the closing stock price on the day prior to the change of control), equal to Two Hundred and Fifty Thousand Dollars ($250,000.00) US if the transaction price is below Seven dollars ($7.00)US per share, Three Hundred Seventy Five Thousand dollars ($375,000.00) US if the transaction share price is between Seven dollars ($7.00) US and Ten dollars ($10.00) US, and Five Hundred Thousand ($500,000.00) US if the transaction share price is above Ten dollars ($10.00) US;

•

reimbursement of COBRA premiums to continue health insurance coverage for him and his eligible dependents for up to 12 months, provided the Executive is eligible for and properly elects COBRA coverage; and

•	100% accelerated vesting of all outstanding equity awards.

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———————

PROPOSAL III

ADVISORY APPROVAL OF THE FREQUENCY OF ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

__________________

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, the Company this year is providing shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

The Board believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. In formulating its recommendation, the Board considered that a triennial advisory vote on executive compensation i) complements our goal to create a compensation program that enhances long-term shareholder value through a program that is designed to motivate executives to achieve short-term and long-term corporate goals, and ii) will provide shareholders the ability to evaluate our compensation program over a time period similar to the periods associated with certain of our compensation awards, allowing them to compare the Company’s compensation program to the long-term performance of the Company.  Shareholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Communicating with the Board of Directors” in this Proxy Statement for information about communicating with the Board.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The vote on this proposal is provided as required pursuant to Section 14A of the Securities Exchange Act, as amended. The Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory approval votes of the compensation arrangements for our named executive officers.

If a quorum is present, approval of this proposal requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on the proposal. Abstentions will have the effect of a vote “against” the proposal and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors recommends shareholders vote “ EVERY THREE YEARS”

for the frequency of advisory approval of the compensation of our named executive officers.

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———————

PROPOSAL IV

Ratification of Appointment of Independent Registered Public

Accounting Firm

———————

At the meeting we will ask our stockholders to ratify the appointment of Urish Popeck & Co., LLC (“Urish Popeck”) as our independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending December 31, 2025. A representative of Urish Popeck may be present at the meeting, and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Stockholder ratification of the selection of Urish Popeck as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirements. However, our Board is submitting the selection of Urish Popeck to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Urish Popeck as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

VOTE REQUIRED; RECOMMENDATION OF OUR BOARD OF DIRECTORS

Stockholder approval of this Proposal IV requires a “FOR” vote from the holders of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted as represented and entitled to vote and will have the effect of a negative vote on the proposal.

The Board recommends that the Company’s Stockholders vote “FOR” the ratification of the appointment of Urish Popeck as our independent registered public accounting firm for the year ending December 31, 2025.

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AUDIT COMMITTEE REPORT

In accordance with the Audit Committee Charter adopted by our Board on December 3, 2003, the Audit Committee is responsible for reviewing and discussing our audited financial statements with management, discussing information with our independent registered public accounting firm relating to such firm’s judgments about the quality of our accounting policies and practices, recommending to our Board that the audited financials be included in our Annual Report on Form 10-K and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of such firm’s services and activities. Currently the Audit Committee is comprised of Goergen, Puri and Williams. Our Board has determined that each of these persons is independent. The Audit Committee Charter is in compliance with all regulatory requirements, and is published on our website.

Our management has the primary responsibility for our financial statements as well as our financial reporting process, policies and internal controls. Our independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the fair presentation of such financial statements in accordance with U.S. generally accepted accounting principles. Our Audit Committee is responsible for, among other things, reviewing the results of the audit engagement with our independent registered public accounting firm; reviewing the adequacy, scope and results of the internal accounting controls and procedures; reviewing the degree of independence of our independent registered public accounting firm; reviewing the fees of such firm; and recommending the engagement of our independent registered public accounting firm to the full Board.

In this context, the Audit Committee reviewed and discussed our audited financial statements as of and for the year ended December 31, 2024 with management and our independent registered public accounting firm. The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee received written confirmation, in accordance with standards of the Public Company Accounting Oversight Board, and discussed with our independent registered public accounting firm their independence from our company. The Audit Committee has also considered whether such firm’s provision of non-audit services to us is compatible with maintaining such firm’s independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by our management of and by our independent registered public accounting firm. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, policies and internal controls, that our financial statements are accurate, that the audit of such financial statements has been conducted in accordance with the standards of the Public Company Accounting Oversight Board or that our independent registered public accounting firm meets the standards for auditor independence.

Based on the review and discussions above, the Audit Committee recommended that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024. The Audit Committee also selected Urish Popeck as Crexendo’s independent registered public accounting firm for the fiscal year ending December 31, 2025. The Board of Directors is recommending that the stockholders ratify this selection at the Annual Meeting.

Members of the Audit Committee

David Williams, Chairman

Todd Goergen

Anil Puri

The above report of the Audit Committee will not be deemed to be incorporated by reference to any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

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Fees of Independent Registered Public Accounting Firm

We have set forth below the aggregate fees paid or accrued for professional services rendered by Urish Popeck during the years ended December 31, 2024 and 2023. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	Year Ended December 31, 2024	Year Ended December 31, 2023
Audit Fees (1) (audit of our annual financial statements, review of our quarterly financial statements, review of our SEC filings and correspondence with the SEC)	$253	$253
Tax Fees (2)	145	123
	$398	$376

(1)

Audit Fees: Fees paid or accrued for professional services rendered for the audit and reviews of our financial statements filed with the SEC on Forms 10-K and 10-Q, and reviews of our correspondence with the SEC.

(2)	Tax Fees: Fees billed for the preparation of federal and state income tax returns and other tax consultation services.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides for the pre-approval of the scope of and fees for services in the defined categories of audit services, audit-related services, and tax services. Pre-approval is usually provided by the Audit Committee on a project-by-project basis before the independent registered public accounting firm is engaged to provide that service, and for de minimus projects only, pre-approval is provided with a not-to-exceed fee level determined for a group of such de minimus projects. The pre-approval of services may be delegated to the Chairman of the Audit Committee, but the decision must be reported to and ratified by the full Audit Committee at its next meeting.

ADDITIONAL INFORMATION

Stockholders Sharing The Same Address

We are sending only one copy of our annual report and proxy statement to stockholders who share the same address unless they have notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources.

If you received only one mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of receiving only one mailing for future mailings, please submit your request to Crexendo, Inc., 1225 W Washington Street, Suite 213, Tempe, AZ, 85288, Attention: Investor Relations or email IR@crexendo.com. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Other Matters

We know of no other matters to be submitted for the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Directors

/s/ Jeffrey G. Korn
Jeffrey G. Korn
Chairman & CEO

Dated: October 16, 2025

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